Exhibit 99.1

FOR IMMEDIATE RELEASE

INFINITY ANNOUNCES ADVANCEMENT OF LEAD DEVELOPMENT PROGRAM

AND THIRD QUARTER FINANCIAL RESULTS

— Highlights Include Evidence of Biological Activity of IPI-504 in a Phase 1 NSCLC study and

Establishment of Recommended Phase 2 Dose and Schedule of IPI-504 —

CAMBRIDGE, Mass. – October 29, 2007 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today announced results for the third quarter of 2007.

Recent accomplishments included:

•	Preliminary evidence of safety, tolerability, and biological activity in the Phase 1 portion of a Phase 1/2 study of IPI-504 in patients with advanced non-small cell lung cancer (NSCLC)
•

Establishment of the recommended Phase 2 dose and schedule and initiation of the expansion portion of the Phase 1 trial of IPI-504 in patients with gastrointestinal stromal tumors (GIST) and other soft tissue sarcomas (STS)

•	Issuance of a U.S. patent covering the composition of matter, pharmaceutical composition, method of treatment, and synthetic method of IPI-504 and other drug candidates in the company’s Hsp90 program
•	Grant of U.S. and European orphan drug status of IPI-504 for the treatment of GIST
•	Advancement of preclinical studies for the company’s oral heat shock protein 90 (Hsp90) inhibitors, IPI-504 and IPI-493
•	A strong balance sheet, ending the third quarter with total cash, cash equivalents, and available-for-sale securities of $116.3 million

“We’ve made great strides in all of our programs recently and are on track to achieve important milestones over the coming months,” said Steven H. Holtzman, chair and chief executive officer. “We have in place a scientific team with a demonstrated history of discovering and developing important new medicines for patients. We also have a business team with a track record of building companies and creating value.”

“We are delighted with the broad progress of our pipeline over the past quarter, especially with the evidence of biological activity of IPI-504 in a second disease setting,” added Julian Adams, Ph.D., president of research and development and chief scientific officer. “In the coming months, we expect to advance IPI-504 into the Phase 2 portion of the NSCLC trial, additional indications and combinations, and a potential registration trial.”

Research and Development Update

At the AACR-NCI-EORTC International Conference in October 2007, Infinity and MedImmune presented preliminary evidence of biological activity in a heavily pre-treated population of patients with advanced NSCLC, based on preliminary data from the open-label Phase 1/2 study of IPI-504. As reported, in seven of nine evaluable patients, disease stabilization by RECIST (Response Evaluation Criteria in Solid Tumors) was achieved over at least one cycle of administration. One patient with a mutation in epidermal growth factor receptor (EGFR) and prior history of progression on targeted kinase inhibitors experienced Stable Disease for more than 6 months. In addition, four of four evaluated patients who underwent positron emission tomography (PET) imaging revealed a decrease in tumor metabolic activity in response to IPI-504 administration as measured by uptake of 18-fluorodeoxyglucose, an imaging agent.

The Phase 2 portion of the NSCLC study, expected to begin before year-end, will evaluate a three-week cycle of administration at 400 mg/m2 consisting of twice-weekly treatment for two weeks followed by one week off treatment. In this portion of the trial, at least 20 patients (10 with and 10 without EGFR mutations) will be enrolled to further characterize safety and biological activity of IPI-504.

In the third quarter, Infinity and MedImmune completed the dose escalation portion of their open-label Phase I study of IPI-504 in patients with relapsed, refractory Gleevec®-resistant GIST and STS. The companies have initiated the expansion phase of the trial at the recommended Phase 2 dose and schedule of 400 mg/m2 on a twice-weekly dose administration for two weeks followed by one week off treatment. In this expansion phase, up to 20 additional patients (10 with GIST and 10 with STS) will be evaluated to further characterize safety and biological activity of IPI-504. At the American Society for Clinical Oncology Annual Meeting in June 2007, the companies presented data from the dose escalation portion showing that 16 of 21 evaluated patients (76 percent) had a best response of Stable Disease as measured by RECIST criteria.

Infinity and MedImmune have advanced their oral Hsp90 program and are in IND-enabling studies for both the oral formulation of IPI-504 and their second ansamycin class oral Hsp90 inhibitor, IPI-493. The companies expect to complete their analysis of comparative preclinical data over the coming weeks and anticipate filing an IND on the lead clinical candidate in early 2008.

On October 16, 2007, Infinity was issued a patent (U.S. Patent No. 7,282,493) by the United States Patent and Trademark Office broadly covering IPI-504 and other hydroquinone-containing ansamycin analogues useful for treating cancer. The patent includes composition of matter, pharmaceutical composition, method of treatment, and synthetic method claims.

Infinity and MedImmune have also been granted orphan drug designation for IPI-504 by both the U.S. Food and Drug Administration’s Office of Orphan Products Development and the European Medicines Agency Committee for Orphan Medicinal Products for the treatment of GIST.

Infinity and MedImmune have also advanced IND-enabling activities for IPI-926, the companies’ lead candidate in their Hedgehog pathway inhibitor program. The companies anticipate commencing clinical development of IPI-926 in 2008. In addition, Infinity has extended into November 2007 the period of time under which AstraZeneca PLC must either divest or obtain Infinity’s consent to continue AstraZeneca’s Hedgehog pathway research program.

Third Quarter Financial Results

On September 12, 2006, Infinity completed its reverse merger with Discovery Partners International, Inc. This transaction was treated for accounting purposes as a reverse asset acquisition and recapitalization. Therefore, the financial information described below reflects the historical results of the pre-merger Infinity and that of the combined company following the merger. This information does not include the historical financial results of Discovery Partners.

At September 30, 2007, Infinity had total cash, cash equivalents, and available-for-sale securities of $116.3 million.

Total revenue for the third quarter of 2007 was $7.5 million as compared to $6.0 million for the third quarter of 2006. The increase in revenue was primarily derived from the acceptance of compounds by Novartis under its technology access agreement with Infinity and the amortization for a full quarter of the up-front license fee received from MedImmune in conjunction with its strategic product development alliance with Infinity. Revenue for the third quarter of 2006 included license fees received upon the amendment of Infinity’s technology access agreement with Amgen in July 2006.

Research and development (R&D) expense was $8.2 million for the third quarter of 2007 as compared to $8.3 million for the third quarter of 2006. Any amounts reimbursable by MedImmune under the cost-sharing provisions of the collaboration agreement are offset against Infinity’s R&D expense. Therefore, Infinity’s R&D expense of $8.2 million for the third quarter of 2007 reflects overall R&D expenditures by Infinity of $11.7 million less $3.5 million in amounts reimbursable by MedImmune. Infinity’s R&D expense of $8.3 million for the third quarter of 2006 reflects overall R&D expenditures by Infinity of $9.3 million less $1 million in MedImmune reimbursable amounts. The decrease in R&D expense compared to the prior period is primarily due to the reimbursable amounts from MedImmune, partially offset by increases in development costs, clinical expenses and salaries and benefits, including stock-based compensation expense.

General and administrative expense was $2.9 million for the third quarter of 2007 as compared to $2.5 million in the third quarter of 2006. The increase in expenses reflects primarily higher stock-based compensation expense.

Infinity’s net loss for the third quarter of 2007 was $2.0 million as compared to a net loss of $4.7 million for the third quarter of 2006. The decrease in net loss was primarily driven by an increase in collaborative research and development revenue and an increase in interest and investment income.

Based on Infinity’s financial position at the end of the third quarter of 2007, and by virtue of its cost-sharing agreement with MedImmune on the Hsp90 and Hedgehog programs and the funding of the company’s Bcl-2 drug discovery program by Novartis, Infinity is able to spend aggressively on its R&D programs while managing its net cash burn rate. In the absence of any additional financings or business development activities, Infinity anticipates ending 2007 with at least $100 million in cash, cash equivalents, and available-for-sale securities, which is expected to be sufficient to support the company’s current projected operating plan through at least the end of 2009.

Conference Call on Tuesday, October 30, 2007 at 8:30 a.m. Eastern Time

Infinity management will host a conference call on Tuesday, October 30, 2007 at 8:30 a.m. EDT to provide a business update and discuss the quarter results. A live webcast of the conference call can be accessed in the Investor section of Infinity’s website at http://www.ipi.com. Callers may participate in the call by dialing 1-866-765-6327 (domestic) and 1-913-312-1500 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company that is seeking to leverage its strength in small molecule drug technologies to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. For more information on Infinity, please refer to the company’s website at http://www.ipi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding future preclinical and clinical trial activity for IPI-504, IPI-493, and IPI-926; the timing of IND submissions for IPI-504, IPI-493, and IPI-926; estimates of 2007 financial performance and year-end cash balance; and the expectation that Infinity will have cash to support its current operating plan through at least December 31, 2009. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, be approved for sale in any market or that, if approved, revenue from sales of such product will reach any specific level. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities and investigational review boards at clinical trial sites; Infinity’s ability to enroll patients in its clinical trials; Infinity’s dependence on its collaborations with MedImmune and Novartis; Infinity’s ability to obtain additional funding required to conduct its research, development and commercialization activities; unplanned cash requirements and expenditures; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any products it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended June 30, 2007, as filed with the Securities and Exchange Commission on August 9, 2007. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Gleevec® is a registered trademark of Novartis Pharmaceuticals. INFI-G

Infinity Contact: Monique Allaire

    617.453.1105

    Monique.Allaire@ipi.com

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2007	December 31, 2006
Cash, cash equivalents and available-for-sale securities	$116,292,634	$101,696,784
Other current assets	10,855,089	44,401,769
Property and equipment, net	6,689,862	6,539,930
Other long-term assets	1,892,313	2,009,399

Total assets	$135,729,898	$154,647,882

Current liabilities	$21,031,202	$24,834,320
Deferred revenue, less current portion	54,479,167	64,791,667
Debt and other long-term liabilities	3,018,197	2,596,940
Total stockholders’ equity	57,201,332	62,424,955

Total liabilities and stockholders’ equity	$135,729,898	$154,647,882

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Collaborative research and development revenue	$7,507,109	$5,997,358	$19,277,029	$9,534,803
Operating expenses:
Research and development	8,165,903	8,267,227	23,829,282	26,770,193
General and administrative	2,899,154	2,453,456	9,429,575	5,811,807

Total operating expenses	11,065,057	10,720,683	33,258,857	32,582,000

Loss from operations	(3,557,948)	(4,723,325)	(13,981,828)	(23,047,197)
Other (expense)/income:
Interest expense	(30,145)	(551,094)	(161,833)	(905,148)
Interest and investment income	1,589,683	525,771	5,095,720	928,421

Total other income/(expense)	1,559,538	(25,323)	4,933,887	23,273

Net loss	$(1,998,410)	$(4,748,648)	$(9,047,941)	$(23,023,924)

Basic and diluted net loss per common share *	$(0.10)	$(0.83)	$(0.46)	$(6.50)

Basic and diluted weighted average number of common shares outstanding*	19,576,199	5,740,124	19,479,372	3,540,306

*	Basic and diluted net loss per common share and weighted average shares outstanding were impacted by the conversion of preferred stock and issuance of common stock in connection with the DPI merger.

# # #